Exhibit 99.1

Contact:	Timothy R. Yost	2000 Pennsylvania Avenue, N.W.
	Chief Financial Officer	Suite 6000
	(202) 777-5455	Washington, D.C. 20006
	heroldl@executiveboard.com	www.executiveboard.com
THE CORPORATE EXECUTIVE BOARD REPORTS SECOND-QUARTER DILUTED EARNINGS PER
SHARE OF $0.46 AND 16% REVENUE GROWTH

CEB ANNOUNCES THE ACQUISITION OF INFORMATION TECHNOLOGY TOOLBOX, INC. AND
INCREMENTAL $125 MILLION IN REPURCHASE AUTHORIZATION
WASHINGTON, D.C. — (July 24, 2007) — The Corporate Executive Board Company (CEB or the Company) (NASDAQ: EXBD) today announces financial results for the second quarter ended June 30, 2007. Revenues for the second quarter increased 16.2% to $129.7 million from $111.7 million for the second quarter of 2006. Net income decreased 2.5% to $17.3 million from $17.8 million. Diluted earnings per share for the second quarter of 2007 increased 7.0% to $0.46 from $0.43 for the second quarter of 2006.
For the first six months of 2007, revenues were $254.2 million, a 17.3% increase from $216.7 million for the first half of 2006. Net income for the first six months of 2007 increased 5.2% to $36.7 million from $34.9 million for the first six months of 2006. Earnings per diluted share for the first six months of 2007 were $0.96, a 12.9% increase from $0.85 for the first half of 2006.
Contract Value growth in the second quarter of 2007 was 18.3%, as a result of continued cross-sales to existing clients, new client acquisitions, and new program launches. The average cross-sell ratio was 3.56, reflecting cross-sell ratios of 4.03 in the Company’s large corporate market and 1.25 in the middle market. Growth from cross sales, new clients and new programs were within their guidance ranges. Companies joining their first CEB program in the quarter included: The Associated Press; Biomet, Inc.; Hertz Global Holdings, Inc.; MGM MIRAGE; and Wynn Resorts, Limited. Growth from new programs was in-line with expectations.
Tom Monahan, Chief Executive Officer commented, “We are pleased that we achieved our objectives for the quarter, and made substantial progress against the full-year objectives that we outlined at the end of the first quarter. We achieved our sales force hiring plan earlier than anticipated, ending the quarter with 290 sales teams, and are now working to make sure those new sales teams become successful at CEB. In addition we are focused on realizing returns from the other sales force investments we put in place at year end. While it is too early to declare victory, we are encouraged by the progress we made across Q2. By year-end 2007, I hope to be able to report that not only did we execute well against our 2007 guidance, but also that we further enhanced our capabilities to secure and serve new members as the organization grows.
“Today, I am pleased to announce the third and fourth of the six to seven membership programs we will launch in 2007, the Sales Leadership Roundtable (SLR) and The Investment Management Executive Council (IMEC). SLR serves senior sales executives at middle market companies and IMEC serves chief investment officers at investment management companies. This launch brings our total number of membership-based programs to 46.”
The Company announces that the Board of Directors elected Thomas L. Monahan III to be Chairman of the Board of Directors effective upon the date of James J. McGonigle’s resignation. As part of his transition, Mr. McGonigle tendered his resignation as Chairman of the Board of Directors and as a Director effective December 31, 2007. As per his employment agreement, Mr. McGonigle will remain an employee of the Company and an advisor to the CEO through April 2009.

Acquisition of Information Technology Toolbox, Inc.
On July 24, 2007, the Company entered into an Agreement and Plan of Merger (“Agreement”) with Information Technology Toolbox, Inc. (“ITtoolbox”). ITtoolbox is an online community of more than one million IT and other professionals that enables anyone to access the collective knowledge of a worldwide audience of experienced professionals. In doing so, ITtoolbox satisfies the need for practical and timely information for an infinite number of possible challenges in the complex and rapidly changing field of information technology. Under the terms of the Agreement, the initial purchase price of approximately $58.9 million will be increased if certain financial thresholds are achieved during a twelve month period on or before December 31, 2010. Any additional payments would be recorded as a purchase price adjustment.
Mr. Monahan commented, “We are delighted to announce the acquisition of ITtoolbox, which allows us to extend and accelerate our strategy of enabling executives and professionals to connect to our resources and to one another to solve urgent problems. With over one million active users among IT professionals, ITtoolbox provides us with both a great model for engaging IT professionals who would not be targets for current CEB programs, and an obvious pool of potential future CEB program subscribers.”
Share Repurchase
During the six months ended June 30, 2007, the Company repurchased approximately 3,018,000 shares of its common stock at a total cost of approximately $218.0 million. The Company also announced that its Board of Directors authorized additional share repurchases for up to $125 million, which when combined with the remaining balance of the existing share repurchase authorization, provides CEB the opportunity to repurchase up to approximately $149.2 million of its shares. Repurchases will continue to be made in open market and privately negotiated transactions subject to market conditions. No minimum number of shares has been fixed. The Company is funding its share repurchases with cash on hand and cash generated from operations.
Outlook for 2007
The following statements summarize the Company’s guidance for 2007 and include the impact of the acquisition of ITtoolbox. The Company’s target for annual growth in revenues is between 15% and 20% for the full year 2007. On a quarterly basis, the Company expects a revenue distribution as follows: Approximately $135-$141 million for the third quarter and $143-$154 million for the fourth quarter of 2007.
The Company is changing its guidance on annual diluted earnings per share for 2007 to a range of $2.05 to $2.15, reflecting the near term dilutive impact of the ITtoolbox acquisition and some additional IT consulting expenses related to the build-out of our new office facility in Rosslyn, Virginia. Included in this amount is approximately $0.40 of share-based compensation expense. For the balance of 2007, the Company expects diluted earnings per share of $0.48 to $0.55 for the third quarter and $0.59-$0.64 for the fourth quarter.
For 2007, the Company expects other income of approximately $16.5 to $17.5 million, an effective income tax rate of approximately 38.5% and diluted weighted shares outstanding of approximately 37.25—37.75 million.
The diluted earnings per share, interest income and weighted shares outstanding guidance includes only share repurchases made as of June 30, 2007.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by the important factors, among others, set forth below and in CEB’s filings with the U.S. Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, difficulties we may experience in anticipating market trends, our need to attract and retain a significant number of highly skilled employees, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential exposure to loss of revenue resulting from our unconditional service guarantee, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, changes in estimates or assumptions under FAS No. 123(R), whether the Washington, D.C. Office of Tax and Revenue withdraws our QHTC status and possible volatility of our stock price. These and other factors are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of CEB’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, its 2006 Annual Report on Form 10-K. The forward-looking statements in this press release are made as of July 24, 2007, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.
The Corporate Executive Board Company is a leading provider of best practices research and analysis focusing on corporate strategy, operations and general management issues. CEB provides its integrated set of services currently to more than 3,700 of the world’s largest and most prestigious corporations, including over 80% of the Fortune 500. These services are provided primarily on an annual subscription basis and include best practices research studies, executive education seminars, customized research briefs and Web-based access to a library of over 275,000 corporate best practices.
Financial Highlights
(In thousands, except per share data)
(Unaudited)

	Selected	Three Months Ended		Selected	Six Months Ended
	Growth	June 30,		Growth	June 30,
	Rates	2007	2006	Rates	2007	2006
Financial Highlights (GAAP, as reported):
Revenues	16.2%	$129,697	$111,662	17.3%	$254,222	$216,731
Net income	(2.5)%	$17,323	$17,763	5.2%	$36,693	$34,882
Basic earnings per share	6.8%	$0.47	$0.44	11.5%	$0.97	$0.87
Diluted earnings per share	7.0%	$0.46	$0.43	12.9%	$0.96	$0.85
Weighted average shares outstanding:
Basic		37,051	40,394		37,732	40,026
Diluted		37,517	41,233		38,311	41,241

THE CORPORATE EXECUTIVE BOARD COMPANY
Operating Statistic and Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Selected	Three Months Ended		Selected	Six Months Ended
	Growth	June 30,		Growth	June 30,
	Rates	2007	2006	Rates	2007	2006

Operating Statistic

Contract Value (1) (at period end)	18.3%	$504,832	$426,698

Financial Highlights
Revenues	16.2%	$129,697	$111,662	17.3%	$254,222	$216,731
Cost of services		47,264	39,059		91,940	76,519

Gross profit		82,433	72,603		162,282	140,212

Member relations and marketing		37,482	31,925		71,728	60,775
General and administrative		18,908	15,498		36,025	30,525
Depreciation and amortization		3,165	2,425		6,071	4,422

Income from operations	0.5%	22,878	22,755	8.9%	48,458	44,490

Other income, net		5,289	6,128		11,204	12,228

Income before provision for income taxes		28,167	28,883		59,662	56,718
Provision for income taxes		10,844	11,120		22,969	21,836

Net income	(2.5)%	$17,323	$17,763	5.2%	$36,693	$34,882

Basic earnings per share	6.8%	$0.47	$0.44	11.5%	$0.97	$0.87
Diluted earnings per share	7.0%	$0.46	$0.43	12.9%	$0.96	$0.85

Weighted average shares outstanding Basic		37,051	40,394		37,732	40,026
Diluted		37,517	41,233		38,311	41,241

.1 Percentages of Revenues
Gross profit		63.6%	65.0%		63.8%	64.7%
Member relations and marketing		28.9%	28.6%		28.2%	28.0%
General and administrative		14.6%	13.9%		14.2%	14.1%
Depreciation and amortization		2.4%	2.2%		2.4%	2.0%
Income from operations		17.6%	20.4%		19.1%	20.5%

(1)	We define “Contract Value” as of the quarter-end as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement.

(2)	The following amounts relating to share-based compensation are included in the Statements of Operations above for the three months ended June 30, 2007 and 2006, respectively: Cost of services, $2,587 and $3,242, Member relations and marketing, $1,194 and $1,426 and General and administrative, $1,738 and $1,896. The following amounts relating to share-based compensation are included in the Statements of Operations above for the six months ended June 30, 2007 and 2006, respectively: Cost of services, $5,863 and $6,328, Member relations and marketing, $2,524 and $2,933 and General and administrative, $3,710 and $3,838.

THE CORPORATE EXECUTIVE BOARD COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2007	December 31, 2006
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$86,124	$171,367
Marketable securities	118,329	119,534
Membership fees receivable, net	89,033	153,107
Deferred income taxes, net	16,070	15,109
Deferred incentive compensation	13,170	13,160
Prepaid expenses and other current assets	9,729	9,881

Total current assets	332,455	482,158

Deferred income taxes, net	14,120	12,896
Marketable securities	90,021	196,386
Goodwill and other intangibles	7,499	7,826
Other non-current assets	18,524	9,801
Property and equipment, net	47,174	26,988

Total assets	$509,793	$736,055

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable and accrued liabilities	$36,491	$66,773
Accrued incentive compensation	20,505	25,062
Deferred revenues	295,276	308,671

Total current liabilities	352,272	400,506

Other liabilities	34,010	17,684

Total liabilities	386,282	418,190

Total stockholders’ equity	123,511	317,865

Total liabilities and stockholders’ equity	$509,793	$736,055

THE CORPORATE EXECUTIVE BOARD COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$36,693	$34,882
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	6,071	4,424
Deferred income taxes, net	709	21,960
Share-based compensation	12,102	13,099
Excess tax benefits from share-based compensation arrangements	(1,966)	(18,180)
Amortization of marketable securities discounts, net	(657)	(932)
Changes in operating assets and liabilities:
Membership fees receivable, net	64,074	43,416
Deferred incentive compensation	(10)	460
Prepaid expenses and other current assets	152	(4,791)
Other non-current assets	(8,724)	(6,206)
Accounts payable and accrued liabilities	(34,130)	(11,595)
Accrued incentive compensation	(4,557)	(7,980)
Deferred revenues	(13,395)	(6,966)
Other liabilities	3,449	3,257

Net cash flows provided by operating activities	59,811	64,848

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(9,183)	(8,116)
Sales and maturities (purchases) of marketable securities, net	108,141	(194,787)

Net cash flows provided by (used in) investing activities	98,958	(202,903)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of common stock options	529	2,630
Proceeds from the issuance of common stock under the employee stock purchase plan	1,125	912
Excess tax benefits from share-based compensation arrangements	1,966	18,180
Purchase of treasury shares	(218,009)	(58,363)
Payment of dividends	(29,623)	(23,954)
Reimbursement of common stock offering costs	—	70
Payment of common stock offering costs	—	(70)

Net cash flows used in financing activities	(244,012)	(60,595)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(85,243)	(198,650)
Cash and cash equivalents, beginning of period	171,367	424,276

Cash and cash equivalents, end of period	$86,124	$225,626